Exhibit 10.48
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of the 4th day of April, 2006 (the “Effective Date”) by and among PXRE REINSURANCE COMPANY, a Connecticut company (together with its successors and assigns permitted under this Agreement, the “Company”), and BRUCE J. BYRNES (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive currently is the General Counsel and Secretary of the Company; and
     WHEREAS, the Company desires to continue the employment of the Executive as its General Counsel and Secretary and to enter into an employment agreement to set forth the terms of such continued employment; and
     WHEREAS, the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
     1. EMPLOYMENT AND DUTIES
          1.1 General. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, as General Counsel and Secretary of the Company throughout the Employment Term (as defined in Section 1.3), upon the terms and subject to the conditions herein contained. The Executive agrees to serve the Company faithfully, and to use his best reasonable efforts on the Company’s behalf, under the direction of the Company’s Chief Executive Officer (the “CEO”).

          1.2 Extent of Services. The Executive shall have all of the authorities, duties and responsibilities customary to his office, and such other authorities and responsibilities as are reasonably necessary to the operations of the Company as may be assigned to him from time to time by the CEO consistent with his position as General Counsel and Secretary. Except as may otherwise be approved in advance by the CEO, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote substantially all of his working time throughout the Employment Term to the services required of him under this Agreement. Notwithstanding the foregoing, the Executive shall be permitted to (i) engage in charitable and civic activities (ii) manage his personal investments and affairs (provided that in doing so the Executive does not place himself in a position of conflict with the interests of the Company); (iii) with the prior approval of the Board in each instance, serve on advisory boards or boards of directors of other for-profit entities; (iv) serve on the boards of a reasonable number of trade associations, and not-for-profit organizations; and (v) accept and fulfill a reasonable number of speaking engagements; provided in all instances that such activities do not interfere with the performance of his duties hereunder. During the Employment Term, the Executive’s services hereunder shall be performed at the offices of the Company in New Jersey, subject to necessary and reasonable travel requirements of his position and duties hereunder.
          1.3 Term of Employment. The Executive’s term of employment under this Agreement (the “Employment Term”) shall commence as of the Effective Date and shall continue through December 31, 2007. Notwithstanding the foregoing, the Employment Term may be earlier terminated upon three (3) months prior written notice in accordance with the provisions of Section 4, in which event the Executive’s employment hereunder shall terminate on the Termination Date as defined in 4.5.1.
     2. COMPENSATION
          2.1 Base Salary. Beginning as of the Effective Date and continuing throughout the Employment Term, the Executive shall be entitled to receive an annualized base salary (“Base Salary”) of at least US$378,000, payable in arrears in equal installments in accordance with the Company’s payroll practices (but no less frequently than monthly), with such increases as may be granted to the Executive in accordance with Section 2.2. Once increased, such higher amount shall constitute the Executive’s annualized Base Salary for all purpose (including, without limitation, for the purposes of determining benefits due under Section 4).
          2.2 Annual Salary Review. The Executive’s Base Salary shall be reviewed by the Board, based upon the Executive’s performance, not less often than annually, and may be increased but not decreased during the Employment Term. Notwithstanding the foregoing, the Executive’s Base Salary shall be increased to $400,000 effective as of January 1, 2007.

     2.3 Retention Bonus. The Executive shall be entitled to the payment of the following retention bonuses (each, a “Retention Bonus”) if he remains in the employ of the Company on the date that the payment of such Retention Bonus is due:
          2.3.1 On September 1, 2006, the Executive shall be paid a Retention Bonus of $189,000;
          2.3.2 On March 15, 2007, the Executive shall be paid a Retention Bonus of $207,900; provided however
          2.3.3 If the Executive’s employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason, then such Retention Bonuses shall be paid to the Executive immediately upon such termination to the extent not previously paid.
     2.4 Equity Grants. During the Employment Term, the Executive shall be eligible to participate in the various stock-based compensation programs of PXRE Group Ltd. (“PXRE Group”) as may be in effect from time to time, including PXRE Group’s 2002 Officer Incentive Plan or any successor thereto (such plan, together with any predecessor or successor plan, hereinafter referred to as the “Equity Plan”), provided that the Executive shall be entitled to receive a grant under such Equity Plan that is no less favorable than the annual grant generally made to Executive Vice Presidents of PXRE Group or its Affiliates. 25% of any equity award made in 2007 shall vest as of December 31, 2007. If the fair market value of any equity grant made to the Executive during the first five months of 2007 is less than 140% of the Executive’s Base Salary or if no equity grant is awarded to the Executive during such five month period, then the Executive shall be paid a cash amount equal to $140,000 on December 15, 2007.
     2.5 Severance Plan. During the Employment Term, the Executive will not be eligible to participate in PXRE Group’s Amended and Restated Severance Plan for Certain Executives.
     2.6 Automobile Allowance. During the Employment Term, the Executive shall be entitled to the provision of an automobile allowance of $7,200 per annum in accordance with past practice.

     2.7 2007 Performance Bonus. In respect of 2007, if the Employment Term does not end prior to December 31, 2007, then the Executive shall be entitled to receive a cash bonus (the “2007 Annual Bonus”) determined as follows: In the event that the targeted level of performance (“Target”) during 2007 is achieved against specific performance criteria that are established pursuant to PXRE Group’s 2004 Incentive Bonus Compensation Plan (together with any substitute bonus plan that may be established from time to time by PXRE Group and its Affiliates, which substitute plan shall not be materially less favorable to the Executive than the 2004 Incentive Bonus Compensation Plan (the “Bonus Plan”)), then the 2007 Annual Bonus paid shall be 55% of the Executive’s Base Salary in effect on December 31, 2007 (the “Target Bonus”). Greater amounts, up to a maximum of 156% of year-end annualized Base Salary, shall be paid for performance over Target, and lesser amounts (or zero) for performance below Target, all as determined in accordance with the Bonus Plan and this Agreement. Notwithstanding anything elsewhere to the contrary, (i) the 2007 Annual Bonus shall be paid in cash no later than the earlier of (x) the date that annual bonuses for 2007 are paid to other senior executives of PXRE Group and its Affiliates and (y) March 15, 2008, and (ii) if the Employment Term expires on December 31, 2007, the 2007 Annual Bonus shall be payable to the Executive regardless of whether he remains in the employ of the Company after December 31, 2007.
     3. EMPLOYEE BENEFITS, VACATION AND EXPENSE REIMBURSEMENTS
     3.1 In General. During the Employment Term (and thereafter to the extent provided herein), the Executive and his dependents shall be included to the extent eligible there under in all qualified and nonqualified retirement, 401(k), deferred compensation, health, medical, life, disability or other similar plans or benefits which shall be established by PXRE Group and its Affiliates from time to time for, or made available to, its senior executives. The Executive shall be entitled to participate in all such plans, programs and arrangements at a level, and on terms and conditions, otherwise no less favorable to him than to other senior executives of PXRE Group and Affiliates generally.
     3.2 During the Employment Term, the Executive shall be entitled to the number of paid vacation days (but not less than four (4) weeks per annum) and floating holidays that is consistent with the number provided to similarly situated executives of PXRE Group and its Affiliates, and in no event less than the number of such days provided to the Executive immediately before the Effective Date, subject to and in accordance with the vacation and holiday policies of PXRE Group and its Affiliates as in effect from time to time.
     3.3 During the Employment Term, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to and in accordance with the terms and conditions of the policies applicable to similarly situated senior executives of the Company regarding such expenses as in effect from time to time.

     4. TERMINATION
     4.1 General. Subject to the three (3) month notice requirement set forth in Section 4.5.1 below, the Executive’s employment with the Company hereunder is terminable by either Party at any time and for any reason in accordance with this Section 4. Upon any such termination or upon expiration of the Employment Term pursuant to Section 1.3, the Executive will be entitled to: (i) any Base Salary earned through the “Termination Date” (as defined in Section 4.5.1 below) but not yet paid, (ii) payment for earned but unused vacation, (iii) reimbursement of any reimbursable business expenses incurred but not yet reimbursed, and (iv) any payment or other benefit to which the Executive (or members of Executive’s family) may be entitled to under this Agreement (including, without limitation, Sections 2.3, 2.4, 2.7, 10 and 12) or under the applicable terms of any applicable plan, program, equity grant, agreement or arrangement (other than any severance pay plan) of PXRE Group or any of its Affiliates (collectively, “Company Arrangements”).
     4.2 Terminations Triggering Severance. In addition to the entitlements set forth in Section 4.1 above, the Executive shall be entitled to receive the Severance Benefits set forth in Section 4.4 in the event that the Executive’s employment is terminated for one or more of the following reasons (“Severance Termination”):
          4.2.1 the Executive’s employment is terminated during the then-scheduled Employment Term by the Company for any reason other than Cause, Permanent Disability or death; or
          4.2.2 the Executive terminates his employment during the then-scheduled Employment Term for Good Reason.
     4.3 Terminations Not Triggering Severance. Except as set forth in Section 4.5 below, the Executive shall not be entitled to any Severance Benefit or any other payment, compensation or benefits (except those described in Section 4.1 above), if:
          4.3.1 the Executive’s employment hereunder is terminated for Cause;
          4.3.2 the Executive resigns his employment hereunder without Good Reason;

          4.3.3 the Employment Term terminates upon expiration; or
          4.3.4 the Executive’s employment hereunder terminates on account of his death or Permanent Disability.
     4.4 Severance Benefits. In addition to the entitlements set forth in Section 4.1 above, upon any termination of the Executive’s employment hereunder that is described in Section 4.2 above, and subject to satisfaction of the conditions set forth in Section 4.5.2 below, the Executive shall be entitled to receive Severance Benefits. For purposes of this Agreement, the term “Severance Benefits” shall mean:
          4.4.1 a lump sum cash payment equal to 50% of the Executive’s annualized Base Salary in effect on the Termination Date (provided that if a reduction in Base Salary is a basis for termination for Good Reason, then Base Salary shall mean the Base Salary in effect immediately prior to such reduction), which amount shall be payable within ten (10) business days of the Termination Date;
          4.4.2 continued participation for the Executive and his eligible dependents in the medical, dental, life and disability benefit programs for the one year period following the Termination Date on the same basis that had been provided to the Executive prior to termination; provided that the Company may instead pay to the Executive a lump sum amount which, after taxes, will enable the Executive to purchase equivalent benefits for such one-year period;
          4.4.3 (x) all stock options, restricted shares and other equity grants held by the Executive shall become non-forfeitable, and all restrictions on them shall lapse, as of the Termination Date and (y) all stock options (and comparable instruments) shall become fully exercisable as of the Termination Date, and shall remain exercisable for the maximum period permitted in the circumstance under the applicable terms of the applicable Equity Plan. Except as set forth in Section 4.1 above or this Section 4.4, the Executive shall have no further right to receive any other compensation or benefits hereunder after a termination of employment that is described in Section 4.2 above.
     4.5 Termination Date; Mutual Release.
          4.5.1 For purposes of this Agreement, “Termination Date” shall mean the date that the Executive’s employment hereunder terminates in accordance with this Agreement. If the Executive’s employment hereunder is terminated by his death, the Termination Date shall be the date of his death. If the Executive’s employment hereunder terminates by expiration of the Employment Term pursuant to Section 1.3, the Termination Date shall be the date the Employment Term expires. In all other cases, the Termination Date shall be the date – not earlier than three months after the written notice of termination is given – specified in the applicable notice of termination. No termination of the Executive’s employment (other than due to his death) will be effective unless pursuant to a written notice that conforms with the provisions of this Section 4.5.1, including without limitation the three-month notice requirement.

          4.5.2 Notwithstanding any provision of this Agreement to the contrary, the Executive acknowledges and agrees that the obligation of the Company to pay Severance Benefits is conditioned upon the Executive’s first having executed, and delivered to the Company, a mutual release of claims without revoking such release during the seven (7) days following delivery, provided that the Company shall deliver such mutual release to the Executive no later than 2 days following the Termination Date. The foregoing release shall be null and void unless countersigned by the Company, and returned to the Executive, within ten (10) days following receipt of such signed release by the Company.
     4.6 Certain Definitions.
          4.6.1 Affiliate. For purposes of this Agreement, an “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified.
          4.6.2 Cause. For purposes of this Agreement, “Cause” shall mean: (a) any willful act or willful omission that constitutes a material breach by the Executive of his obligations under this Agreement; (b) the willful and continued refusal of the Executive to substantially perform the material duties required of him under this Agreement; (c) any willful material violation by the Executive of any law or regulation applicable to the business of PXRE Group or any of its subsidiaries or affiliates; (d) the Executive’s conviction of or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or any willful perpetration by the Executive of a common law fraud; or (e) any other willful misconduct by the Executive that materially injures the financial condition or business reputation of, or is otherwise materially injurious to, PXRE Group or any of its subsidiaries or affiliates. If the events giving rise to Cause are susceptible to cure, the Company shall not terminate the Executive’s employment hereunder unless the Company first gives the Executive written notice of its intention to terminate and of the grounds for such termination, and the Executive has not, within ten (10) business days following receipt of the notice, cured the events giving rise to Cause.

          4.6.3 Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning set forth in PXRE Group’s 2002 Officer Incentive Plan.
          4.6.4 Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events (without the Executive’s prior written consent): (a) a decrease in the Executive’s Base Salary, or a failure by the Company to pay material compensation when due and payable to the Executive in connection with his employment hereunder; (b) the occurrence of a Change of Control (provided that the Executive provides written notice of resignation within 60 days of the closing of any transaction that constitutes a Change of Control), (c) the failure by the Company to promptly obtain an agreement from a successor to assume and agree to perform this Agreement in accordance with Section 11 below; (d) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 above or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company within 10 days after receipt of notice thereof given by the Executive; (e) the Company’s requiring the Executive to be based at any office or location other than an office located in Edison, New Jersey or within fifty (50) miles of Manhattan; (f) any action by the Company that materially reduces the fringe benefits or perquisites provided to the Executive or the Executive’s eligibility to participate in any employee benefit plan of the Company unless the Executive is provided with equal or more favorable fringe benefits, perquisites or employee benefits, as the case may be; and (g) any material breach of any provision of this Agreement not covered by any other clause of this Section 4.6.4. If any such Good Reason is susceptible of cure, the Executive may not resign for Good Reason unless the Executive first gives the Company notice of his intention to resign and of the grounds for such resignation, and the Company has not, within ten (10) business days following receipt of the notice, cured such Good Reason, or in the event that such Good Reason is not susceptible to cure within such 10 business day period, the Company has not taken all reasonable steps within such 10 business day period to cure such Good Reason as promptly as practicable thereafter, but in no event less than 20 business days after such written notice from the Executive.
          4.6.5 Permanent Disability. For purposes of this Agreement, “Permanent Disability” shall mean a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity shall have existed, or in the option of an independent physician is reasonably certain to continue to exist, for any continuous period of 180 days.

     5. PROTECTION OF IDEAS, NON-COMPETITION AND NON-SOLICITATION
     5.1 Protection of Ideas. During the Employment Term and thereafter, the Executive shall assist the Company or its nominees, at any time, in the protection of the Company’s worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works with respect to such items that were within his direct or indirect control, by assisting in any reasonable requests to cooperate in litigation and by the execution of all formal assignment documents reasonably requested by Company or its nominees and the execution of all lawful oaths and applications reasonably requested for patents and registration of copyright in Bermuda, the United States and other countries.
     5.2 Non-Competition. During the Employment Term (other than in connection with performing services for the Company or its Affiliates), the Executive shall not personally in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in Property Business in any of Bermuda, London, England or New York, New Jersey or Connecticut. For purposes of this Agreement, “Property Business” shall mean any property coverages of the type underwritten by the Company or any of its Affiliates as a reinsurer or retrocessionaire during the Employment Term. Anything to the contrary notwithstanding, it shall not be a violation of this Section 5.2 for the Executive to (i) own or acquire less than 5% of a publicly-traded entity or 1% of a private entity.
     5.3 Nonsolicitation. During the Employment Term (other than in connection with performing services for the Company or its Affiliates), the Executive shall not personally, except as otherwise permitted by the Company upon its prior written consent, (x) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its Affiliates to terminate or abandon his or her employment for any purpose. The provisions of this Section 5.3 shall not apply to general solicitations to the public. Notwithstanding anything elsewhere to the contrary, the Executive shall not be prohibited by this Section 5.3 from providing a personal reference for any employee of the Company or any of its Affiliates setting forth the Executive’s personal views of such employee.
     5.4 Enforcement. The Company shall have the right and remedy to have the provisions of this Section 5 specifically enforced, including by temporary and/or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

     6. INDEPENDENCE AND SEVERABILITY OF SECTION 5
  Each of the rights and remedies enumerated in Section 5 hereof shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity. If any of the covenants contained in Section 5 hereof or if any of the rights or remedies enumerated in Section 5 hereof, or any part of any of them, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in Section 5 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the authority to reduce the duration and/or area of such provision, and in its reduced form said provision shall then be enforceable.
     7. GARDEN LEAVE
     7.1 In the event of any termination of the Executive’s employment, other than a termination due to his death, the Company may, at any time during the three (3) month period immediately preceding the Termination Date in its absolute discretion direct the Executive:
          7.1.1 to perform no duties; and/or
          7.1.2 to refrain from contacting any customers, clients, advertisers, suppliers, agents, professional advisors, brokers or employees of the Company or any of its Affiliates; and/or
          7.1.3 not to enter all or any premises of the Company or any of its Affiliates and/or;
          7.1.4 to immediately resign without claim for compensation from office as director of the Company and any of its Affiliates and from any other office held by him in the Company or any of its Affiliate.
     7.2 During any period when the provisions of this Section 7 are invoked, the Executive’s salary and other contractual benefits and compensation (including the vesting and exercisability of any equity awards) will continue to be paid or provided by the Company and the Executive will continue to comply without exception with all the Executive’s obligations under this Agreement. Notwithstanding anything herein to the contrary, the Company’s invocation of the provisions of this Section 7 shall not constitute Good Reason.

     8. MITIGATION
     The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and there shall be no offset against any amount or benefit due to the Executive under this Agreement, or otherwise, on account of any remuneration or other benefit earned or received by the Executive after termination of his employment hereunder.
     9. REPRESENTATION
     The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.
     10. GROSS-UP PAYMENT
     (a) In the event it is determined that any payment, benefit, entitlement or distribution of any type to or for the benefit of the Executive, pursuant to this Agreement or otherwise, by the Company, any person or entity who or which acquires ownership or effective control of the Company, or ownership of a substantial portion of the assets of the Company within the meaning of Section 280G of the Code and the regulations there under, or any Affiliate of the Company or of any such person or entity (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax that may hereafter be imposed together with any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) prior to the date on which any Excise Tax is due (through withholding or otherwise) in an amount such that after payment by the Executive of all income, excise, employment and other taxes on the Gross-Up Payment (and any interest and penalties imposed with respect thereto) the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

     (b) All mathematical determinations and determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), in each case which determinations are required to be made under this paragraph, including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, and amounts relevant to the last sentence of this paragraph, shall be made by an independent accounting firm retained by the Company as selected by the Executive from among the largest four accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide to the Company and to the Executive its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, within ten (10) days after receipt of notice from the Executive reasonably requesting a Determination or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the basis for such conclusion) and that the Executive has “substantial authority” within the meaning of Treasury Regulation 1.6662-4(d) not to report any Excise Tax on the Executive’s federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within ten (10) days after the Determination is delivered to the Company or the Executive. Any Determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error, subject to this Section 10. All fees and expenses of the Accounting Firm shall be paid by the Company.
     (c) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company and the Executive should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company and the Executive that should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (1) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of Section 10(a) above, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount that is less than the Overpayment. Any payment to be made to correct an Underpayment or Overpayment, as the case may be, (the “Correcting Payment”) shall be accompanied by an interest payment on the Correcting Payment at an annual rate of 8% for the period from the date of the Gross-Up Payment through the date of payment of the Correcting Payment.

     (d) In the event it is determined that any payment under Section 4.4 (“Covered Payments”) would be subject to any excise tax, together with any interest or penalties, pursuant to Section 409A of the Code and regulations promulgated thereunder from time to time, or any similar or successor tax (any such excise tax, together with any such interest and penalties, being collectively referred to as a “409A Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “409A Gross-Up Payment”) prior to the date on which such Excise Tax is due to be paid (through withholding or otherwise) an amount such that after payment by the Executive of all income, excise, employment and other taxes thereon (and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the 409A Gross-Up Payment equal to the 409A Excise Tax on such Covered Payments. If requested by the Executive, all relevant determinations shall be made in the first instance by a nationally recognized independent accounting firm retained by the Company, with all fees and expenses to be paid by the Company.
     11. ASSIGNABILITY
     The Company’s rights and obligations under this Agreement shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all the Company’s business and properties (or portion thereof in which the Executive is employed). The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive except by operation of law, by will or in accordance with Section 18 below.

     12. INDEMNIFICATION; D&O INSURANCE
     12.1 If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal or informal (a “Proceeding”) by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another person or entity, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information (a “Claim”) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the corporate governance documents of the Company, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce his rights under this Section 12.1, and, notwithstanding anything herein to the contrary, such indemnification shall survive the termination of this Agreement and shall continue as to the Executive even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or other person or entity and shall inure to the benefit of his heirs, executors and administrators. The Executive shall be entitled to prompt advancement by the Company of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 12.1, any such advancement to be made within fifteen (15) days after the Executive gives written notice to the Company, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law).
     12.2 Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding or Claim concerning payment of amounts claimed by the Executive under Section 12.1 that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

     12.3 A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Employment Term and for at least six (6) years thereafter, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of PXRE Group and its Affiliates.
     13. ENTIRE AGREEMENT
     This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, subject to the occurrence of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including the Employment Agreement by and between the Executive and the Company dated August 27, 2004 (the "Existing Agreement"). Notwithstanding anything to the contrary, and any right or entitlement the Executive has pursuant to Sections 2 or 3 of the Existing Agreement that has accrued or vested on or prior to the Effective Date, shall survive. In addition, any outstanding agreement (other than the Existing Agreement), including, without limitation, any outstanding equity award agreements, shall survive and be interpreted in accordance with this Agreement.
     14. WITHHOLDING
     The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.
     15. GOVERNING LAW/JURISDICTION
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any conflict of law rules that might apply the laws of any other jurisdiction.

     16. AMENDMENT OR WAIVER; INCONSISTENCIES
     No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly identifies the provision(s) of this Agreement that are being amended and is signed by the Executive and an officer of the Company specifically authorized to execute such amendment by the Board. No waiver by any person or entity of any breach by another person or entity of any condition or provision contained in this Agreement to be performed by such other person or entity shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be in writing, must expressly identify the provision(s) of this Agreement being waived and must be signed by the person or entity against whom enforcement of the waiver is being sought. In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement, the provisions of this Agreement shall control unless the Executive otherwise agrees in a signed writing that expressly identifies the provision(s) of this Agreement whose control he is waiving. There shall be no contractual (or similar) restrictions on Executive’s right to terminate his employment hereunder, or on his post-employment activities, other than the restrictions expressly set forth in this Agreement.
     17. SURVIVORSHIP
     The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, without limitation, the rights and obligations under Section 12.
     18. BENEFICIARIES/REFERENCES
     The Executive shall be entitled, to the extent permitted under any applicable law and under the terms of any applicable plan or program, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary or beneficiaries, estate or other legal representative. In all events, upon and following the Executive’s death, his beneficiary or beneficiaries or estate shall be entitled to amounts, benefits or entitlements due to the Executive hereunder.

19. NOTICES
All notices or communications hereunder shall be in writing, addressed as follows:
If to the Company:
PXRE Reinsurance Company
399 Thornall Street
Edison, New Jersey 08837
Attn: Chief Financial Officer
If to the Executive:
Bruce J. Byrnes
c/o PXRE Reinsurance Company
399 Thornall Street
Edison, New Jersey 08837
or to such other address as is then indicated in the Company’s files
With a copy to:
David Feather, Esq.
666 Old Country Road, Suite 304
Garden City, NY 11530
     All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or courier service, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
     20. HEADINGS
     The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     21. COUNTERPARTS
     This Agreement may be executed in two or more counterparts. Signatures delivered by facsimile shall be effective for all purposes.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PXRE REINSURANCE COMPANY

By:	/s/ Jeffrey L. Radke
Name: Jeffrey L. Radke
Title: President & Chief Executive Officer

THE EXECUTIVE

/s/ Bruce J. Byrnes
Bruce J. Byrnes

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